Exhibit 10.13

FUNDING AGREEMENT

THIS FUNDING AGREEMENT dated as of July 5, 2022 (this “Agreement”) is entered into by and between IBI Spikes Ltd., a company incorporated and existing under the laws of the State of Israel with company no. 51-626743-2 (“Spikes”) and Beamr Imaging Ltd a company incorporated and existing under the laws of the State of Israel with company no. 514331552 (“Company”).

WHEREAS	Company has requested Spikes to provide it with funds for the purpose of expanding its marketing and other business growth initiatives upon and subject to the terms and conditions of this Agreement; and

WHEREAS	Spikes has agreed to provide it with such funds upon and subject to the terms and conditions of this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.	DEFINITIONS

In this Agreement all capitalized terms shall have the meanings given to them in Exhibit A of this Agreement (in addition to the definitions included in the body of this Agreement).

2.	THE PAYMENT AMOUNT; USE OF PROCEEDS

2.1.	The Payment Amount. Upon and subject to the terms and conditions of this Agreement, within 10 Business Days following the Closing Date, Spikes will provide the Company with the Payment Amount. The Payment Amount (less the Arrangement Fee) shall be credited to the Account (as defined below, provided that if such definition includes more than one account, for purposes hereof the amount shall be credited to the first account listed on Exhibit B). The crediting of such amount to the Account shall constitute conclusive evidence of the receipt of the full Payment Amount by Company. It being agreed, and Company hereby instructs, that the Arrangement Fee shall be deducted from the Payment Amount and transferred to Spikes’ own account upon extension of the Payment Amount.

2.2.	The Repayment Amount. In consideration of the funding pursuant to this Agreement Company shall pay Spikes the Arrangement Fee (which shall be deducted from the Payment Amount advanced to the Company) and the Repayment Amount. The Repayment Amount shall be paid to Spikes as set out in Section 3 below.

2.3.	The Note. As security for Company’s obligation to pay the Repayment Amount pursuant to this Agreement, Company shall execute and deliver to Spikes a promissory note (שטר חוב) in the form attached as Exhibit C (the “Note”) as a precondition to the provision of the Payment Amount. The Note shall constitute an unconditional obligation to pay the Repayment Amount in accordance with the terms of this Agreement.

2.4.	Use of Proceeds. Company may only use the Payment Amount proceeds for Company’s marketing or other business growth initiatives, and not for the repayment of debt or for any personal, family or non-business-related purpose unless otherwise explicitly permitted by Spikes in advance and in writing. Without limiting the foregoing, Spikes is not bound to monitor or verify the application of the Payment Amount pursuant to this Agreement.

2.5.	Follow-on funding. It is the general intention of the parties to increase the Payment Amount in the future by additional amounts to be made available by Spikes to the Company, subject to due diligence, to satisfactory financial results, and subject to the mutual consent of the parties at such future time.

3.	PAYMENTS

3.1.	Monthly Repayments. Beginning on the first calendar month following the Closing Date, Company shall make consecutive Monthly Repayments to Spikes until the earlier to occur of (i) the date Spikes has received from Company the Repayment Amount (subject to the early repayment option according to Section 3.3 below); and (ii) the Final Repayment Date. Monthly repayments shall include a portion classified as return of Payment Amount and the balance to be classified as rev-share (תמלוגים) to Spikes. The rev-share component of the monthly repayment amounts will be subject to VAT. Notwithstanding the above, Company’s minimum annual payment during any Annual Calculation Period will not be less than the lower of (a) NIS 1,141,800, and (b) the outstanding Repayment Amount.

3.2.	Full Repayment. Any amount on account of the Repayment Amount that has not been paid to Spikes pursuant to Section 3.1 above shall be immediately due and payable to Spikes on the Final Repayment Date (without limiting Spikes’ right to accelerate payments, in certain events, pursuant to Section 10.2 below). Additionally, all other unpaid Obligations owed by Company to Spikes under the Transaction Documents, shall be immediately due and payable to Spikes on the Final Repayment Date (without limiting Spikes’ right to collect them when due or accelerate payments pursuant to Section 10.2 below).

3.3.	Early Repayment. Subject to five (5) business days of advance written notice to Spikes and subject to the provisions below, Company may repay to Spikes the entire outstanding Repayment Amount, at any time prior to the Final Repayment Date. Notwithstanding the above:

a.	if early repayment occurs prior to the 12-month anniversary date of the Closing Date (July 5, 2023), then, a discount of 50% will be applied on the outstanding Rev-Share Amount component of the outstanding Repayment Amount; or

b.	if early repayment occurs after the 12-month anniversary of the Closing Date and before the 18-months anniversary date of the Closing Date (November 5, 2023), then, a discount of 35% will be applied on the outstanding Rev-Share Amount component of the outstanding Repayment Amount.

For the purpose of this Section, “Rev-Share Amount” shall mean the difference between the Repayment Amount and the Payment Amount.

3.4.	Success Consideration. In addition to Company’s payment obligations under this Agreement, in consideration for Spikes’ successful provision to Company of the Payment Amount, on the Closing Date, Company shall execute and grant Spikes with a Warrant in the form attached hereto as Exhibit I.

4.	PLACE AND MANNER

4.1.	Place and Manner. All Monthly Repayments shall be made by Company to Spikes’ account, the details of which are identified in Exhibit H hereto (as may be changed by Spikes and notified to Company in writing) (“Spikes’ Account”) in immediately available funds in New Israeli Shekels (if Company’s NCR are in USD, a fixed exchange rate of 1 USD = 3.46 NIS will apply for all foreign exchange calculations) on or before 14:00 (Israel time) on the relevant payment date. Without derogating from Company’s obligation to make the Monthly Repayments in accordance with this Section 4, at or prior to execution of this Agreement, Company shall provide Spikes with an account debit instruction (הוראה לחיוב חשבון) in customary form and up to the Repayment Amount (“ADI”) duly executed by Company and approved by the relevant bank in relation to Company’s account/s at such bank as identified on Exhibit B (collectively, the “Account”). Company hereby authorizes Spikes to use, at its sole discretion and without derogating from Company’s obligation to make the Monthly Repayments, the ADI to debit from the Account all amounts due and outstanding from time to time under the Transaction Documents. Until termination of this Agreement, Company shall not be permitted to cancel or change, in any way, the ADI or otherwise cause or permit (whether voluntarily or involuntarily) the ADI to cease to be in full force and effect. Without limiting the above, it is hereby clarified that (i) collection of amounts by use of the ADI does not derogate from Company’s obligation to fully and timely pay all amounts due to Spikes pursuant to the Transaction Documents; and (ii) payment shall only be deemed made when Spikes’ Account has been actually credited with the relevant payment in immediately available funds.

4.2.	Monthly Repayments’ Procedure. Within two (2) days from the end of each month, Company will provide Spikes with monthly bank statements listing all Net Cash Receipts transactions and an Excel summary (in English) of the monthly in-flows to the bank accounts in a format provided by Spikes, and Spikes will send Company, within three (3) Business Days from receipt of such Excel summaries and bank statements, a calculation of the amount due, including the portion to be classified as return of Payment Amount and the portion to be classified as rev-share (תמלוגים) to Spikes (“Monthly Repayment Statement”). The Payment Amount minus the cumulative returns of Payment Amount portions shall be referred as “outstanding portion of the Payment Amount”. If Company disagrees with Spikes’ calculations of the amount due, Company shall notify Spikes within three (3) Business Days from the receipt of Spikes’ notice regarding the calculation of the amount due (the “Disputed Amount”), and shall provide Spikes with details of Company’s Net Cash Receipts calculations and other information (in form and substance satisfactory to Spikes) to support Company’s calculation of Net Cash Receipts. Otherwise, Company shall be deemed to have consented to and agreed to Spikes’ calculation of the amount owed. In the event of a disagreement, Spikes shall be entitled to receive the uncontested amount and Company and Spikes will work together to come to an agreement on the Disputed Amount owed in accordance with Section 4.3 below. If the uncontested amount received by Spikes is determined by agreement of the Parties to be in excess of the Monthly Repayment owed for such month, then subsequent Monthly Repayment(s) shall be reduced by such overpaid amount. If the uncontested amount received by Spikes is determined to be less than the Monthly Repayment that was due to be made to Spikes for such month, then the subsequent Monthly Repayment shall be increased by such underpaid amount.

4.3.	Disputed Amount Resolution Mechanism. With respect to the Disputed Amount as provided under Section 4.2 above, if Spikes disagrees with Company’s calculation of the Net Cash Receipt, the Parties will attempt to resolve such dispute promptly in an amicable manner by a meeting (which may be executed also by means of video conferencing) of authorized representatives of both Parties and either party may provide additional documents and/or accounting opinion to support its calculation. Only if the dispute has not been resolved within 5 Business Days following such meeting, then the dispute shall be settled by arbitration in accordance with the Israeli Arbitration Law, 1968 held by one agreed arbitrator, and shall take place in Tel Aviv. If the Parties do not reach an agreement with respect to the identity of the arbitrator, the arbitrator will be appointed by the Arbitration Institute of the Israel Bar Association. This Section 4.3 is an arbitration agreement in accordance with the Israeli Arbitration Law 1968.

4.4.	Payment Due Date. A Monthly Repayment, other than with respect to the Disputed Amount as provided under Section 4.2, should be paid to Spikes up to 3 days following the Monthly Repayment Statement and in any way no later than 8th day of each month (the “First Due Date”). The Disputed Amount, if any, should be paid to Spikes no later than within 14 days following the resolution of the applicable dispute (the “Second Due Date”).

5.	DEFAULT INTEREST

If Company fails to pay any amount payable by it under the Transaction Documents, by the applicable Due Date, interest (“Default Interest”) shall accrue on the overdue amount from the applicable Due Date up to the date of actual payment at the Default Interest Rate, provided that, with respect to any Disputed Amount that it is resolved (pursuant to Section 4.2 and 4.3 above) that Spikes’ initial calculations of the applicable Disputed Amount were correct, the Default Interest with respect to such amount shall accrue from the First Due Date as if such amount was not in dispute. Any Default Interest accruing under this Section 5 shall be immediately payable by Company upon the receipt of a written demand by Spikes. Default Interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount every thirty (30) days but will remain immediately due and payable. For the sake of clarity, the amount of Default Interest paid pursuant to the foregoing shall be in addition to, and not applied towards, the repayment of the Repayment Amount.

6.	CLOSING CONDITIONS

Prior to the execution of this Agreement, and as a condition for Spikes’ to provide Company with the funding pursuant to this Agreement: (a) Spikes shall receive, in form and substance satisfactory to Spikes, the following: (i) a fully-executed copy of this Agreement, together with an executed copy of a board resolution in form attached hereto as Exhibit F, (ii) a fully-executed Note, (iii) a description of the Company’s intellectual property and a list of the Company’s Domain Names, as further detailed in Exhibit D attached hereto,(iv) the ADI duly executed by Company and approved by the relevant bank in relation to the Account; (v) an executed Confidential Information, Invention Assignment, Non-solicitation and Non-competition Undertaking of each Key Employee, in form attached hereto as Exhibit G (the “Undertaking”), (vi) confirmation of ownership (אישור ניהול חשבון) with respect to the Account; and (vii) the executed Warrant in the form attached hereto as Exhibit I; (b) no Acceleration Event (as defined below) shall have occurred and be continuing or any event, fact or circumstance that has or could reasonably be expected by Spikes to result in an Acceleration Event; (c) no event or condition shall exist that has had or could be reasonably expected by Spikes to have a Material Adverse Effect; (d) in Spikes’ reasonable opinion there shall be no legal or regulatory restriction, prohibition or limitation on its ability to provide the funding and enforce its rights upon the terms and conditions of this Agreement; and (e) the representations and warranties of Company contained in this Agreement shall be true and correct as if made on the Closing Date. If any of the conditions precedent described in this Section6 above shall not be met to Spikes’ reasonable satisfaction on or before the Closing Date, Spikes’ commitment to provide the funding pursuant to this Agreement shall automatically terminate without any liability to Spikes and without derogating from the continuing effect of the provisions of this Agreement that survive such termination.

7.	REPRESENTATIONS AND WARRANTIES

7.1.	Representations and Warranties. Company represents and warrants to Spikes as of the date of this Agreement that:

a.	Company is duly incorporated and validly existing under the laws of the State of Israel and is duly licensed and authorized to operate in each territory in which Company does business;

b.	Company’s main business is research and development or manufacturing of innovative and high technology products or procedures, in the field of video and photo compression (the “Field of Business”);

c.	Company, after having an opportunity to consult with its attorneys and financial advisors, has thoroughly read the Transaction Documents and fully understands and agrees to their terms and conditions, in particular Company expressly confirms that it understands and agrees to: (i) the actual cost of the funding given to it pursuant to the Transaction Documents; (ii) the payment procedure for the repayment of Obligations due to Spikes under this Agreement; and (iii) that nonpayment of amounts due to Spikes under the Transaction Documents may result in Default Interest and enforcement procedures against it, its assets and properties;

d.	all information provided by Company to Spikes in connection with this Agreement, including the information contained in all exhibits and schedules hereto, is true and correct in all respects;

e.	Company has full power and authority to enter into this Agreement and the other Transaction Documents, and that this Agreement and the other Transaction Documents are binding and enforceable against Company in accordance with their terms;

f.	Company is not in default of any agreement under which Company owes any money in excess of the Threshold Amount or any agreement, the violation or termination of which could have a Material Adverse Effect;

g.	Company has taken all action and obtained all consents necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents;

h.	Company (and/or Company’s Subsidiaries as applicable) has good title to its assets and properties (including intellectual property) and there is no Security on its and its Subsidiaries’ assets and properties (including intellectual property) other than Permitted Security;

i.	the execution and performance of this Agreement and the other Transaction Documents shall not conflict with, or constitute a default under, any agreement to which Company is party or by which Company is bound, or violate any Legal Requirement applicable to Company or Company’s business.

j.	all financial statements and other information provided to Spikes fairly present Company’s financial condition, contain no material misrepresentations or fail to state a material fact necessary in order to make the statements contained therein not misleading, and there has been no material adverse change in the financial condition of Company since the date of the most recent financial statements submitted to Spikes;

k.	Company owns, or holds a valid license for, the intellectual property further detailed in Exhibit D, and any other intellectual property currently used in the conduct of Company’s business;

l.	Company is in compliance with all Legal Requirements;

m.	Company is not party to, or to Company’s best knowledge threatened with, any litigation and to Company’s best knowledge is not the subject of any government investigation, and Company has no knowledge of any pending litigation or investigation or the existence of circumstances that reasonably could be expected to give rise to litigation or an investigation.

n.	Company does not own any shares or other equity interests in any corporation, partnership, limited liability company or other entity, except for the Subsidiaries listed in Exhibit E;

o.	Omitted;

p.	all of Company’s assets and properties are in good operating condition and repair, subject to ordinary wear and tear, and Company has made all economically reasonable and necessary repairs thereto;

q.	each account receivable of Company represents an undisputed, bona fide and existing, unconditional obligation of the account debtor created by the sale, delivery and acceptance of goods or the rendition of services in the ordinary course of Company’s business;

r.	Company is able to pay its existing debts (including trade debts) as they mature;

s.	Each Key Employee is devoting substantially all of his or her (as applicable) business time to the conduct of the business of Company and has executed a standard IP, confidentiality and non-compete and non-solicitations undertakings towards the Company, which is attached hereto as Exhibit G;

t.	all of Company’s operating, deposit and investment accounts are maintained or invested with the financial institutions or other providers (including PayPal, Google and Apple) as currently listed on Exhibit B, and as it may hereafter be updated or amended as required by Section 8.7 below;

u.	the Company does not have plans or intention to change in any material respect in its current Field of Business;

v.	all of Company’s bank accounts to which Spikes will have ADI access are identified on Exhibit B;

w.	no Acceleration Event or event that with the passing of time, giving of notice, or fulfillment of any condition will constitute an Acceleration Event, currently exist;

x.	no event or condition exists that has had or could be reasonably expected to have a Material Adverse Effect; and

y.	no representation or other statement made by Company to Spikes in any Transaction Document or any certificate or instrument delivered by Company to Spikes in connection therewith contains any untrue statement of a material fact or omits facts or information necessary to make any statements made to Spikes not misleading.

8.	AFFIRMATIVE COVENANTS

From the date of this Agreement and for so long as any amount is outstanding under the Transaction Documents or any commitment of Spikes is in force, the undertakings in this Section 8 shall remain in force.

8.1.	Financial Information. Company shall provide Spikes with the following reports:

a.	Quarterly Company-prepared consolidated financial statements and trial balance signed by Company’s CFO or accountant, due as soon as available, but in any event within thirty (30) days after the end of each quarter, in form and substance satisfactory to Spikes and prepared in accordance with generally accepted accounting principles in effect in the United States (“GAAP”) or prepared using commonly accepted methods of recording and reporting Company’s accounting information applied on a consistent basis;

b.	Fiscal year-end financial statements (on a consolidated and non-consolidated basis) prepared and audited by an independent public accountant, due as soon as available, but in any event within one hundred-eighty (180) days after the last day of Company’s fiscal year, in form and substance satisfactory to Spikes and prepared in accordance with GAAP on a consistent basis;

c.	Company’s monthly bank statements, due as soon as available, but in any event within two (2) days after the last day of each month;

d.	Company’s annual operating projections in form and substance satisfactory to Spikes (including income statements, balance sheets and cash flow statements presented in a monthly format) for the upcoming fiscal year, due as soon as available, but in any event no later than thirty (30) days prior to the end of each fiscal year; and

e.	Company’s annual and monthly or bi-monthly tax returns and filings due within ten (10) days of filing.

8.2.	Additional Financial Information. In addition to the periodic Financial Reports specified in Section 8.1 above, Company shall provide Spikes with monthly bank statements and reports and other information as Spikes deems reasonably necessary with regard to the Company’s and/or its Subsidiaries’ accounts receivables and revenue stream, as shall be reasonably necessary for Spikes in order to determine the Company’s revenue stream. Subject to certain confidentiality undertakings to be made by Spikes, Company shall make reasonable consents to the availability and transmission of such information mentioned in this Section 8.2, and, to the extent applicable, shall make commercially reasonable efforts to cause the financial institution(s) at which Company maintains its operating accounts to provide such information.

8.3.	Omitted.

8.4.	Other Reporting. Company shall provide Spikes promptly upon receipt of notice thereof, a report of any legal action pending or to Company’s best knowledge threatened in writing against either Company or any Subsidiary, which is reasonably likely to result in Material Adverse Effect or if Company’s liability with respect to such legal action is in excess of the Threshold Amount.

8.5.	Existence; Compliance with Laws. Company shall, and shall cause each of its Subsidiaries to maintain its legal existence and good standing and will maintain in force all licenses and agreements necessary or appropriate to the conduct of its business. Company shall, and shall cause each of its Subsidiaries to, pay all taxes on or before the date such taxes are due and shall comply with all Legal Requirements.

8.6.	Inspection Rights. Spikes (either itself or through its representatives or advisors or a third party auditor) shall have (i) a right to visit and inspect any of the properties of Company and its Subsidiaries, including a right to examine and copy the books and records of Company and its Subsidiaries from time to time and coordinated in advance with the Company; and (ii) to discuss Company’s affairs, finances and accounts with the Company’s officers or managers and its independent public accountant, at such reasonable times to be coordinated with the Company, and as often as Spikes may reasonably request (but in no event more than twice a month); and (iii) the right to receive, upon request, information with respect to events that are or may lead to a breach of any negative covenant under Section 9 to this Agreement or any Acceleration Event under Section 10 of this Agreement, all from time to time during reasonable business hours and subject to coordination in advance with the Company.

8.7.	Financial Accounts. Company shall maintain, and shall cause each of its Subsidiaries to maintain its accounts listed on Exhibit B (the “Financial Accounts”). Company shall provide Spikes five (5) days prior written notice before establishing any additional account not listed on Exhibit B, and at Spikes’ request provide Spikes ADI access (or, if acceptable to Spikes, other similar instrument) to any such account(s). Upon an Acceleration Event, at Spikes’ request, Company shall make reasonable commercial efforts to cause each bank or financial institution listed on Exhibit B situated outside of Israel to execute and deliver an account control agreement or other appropriate instrument in favor of Spikes, in form and substance satisfactory to Spikes.

8.8.	Insurance. Company shall maintain insurance on the Company’s assets, properties and business in such amounts and of such types as are reasonable and customary for similar businesses. Proof of insurance must be provided to Spikes within ten (10) days of the Closing Date.

8.9.	Key Employee(s). Company shall (i) use its best efforts to maintain the engagement with the Key Employee upon a similar scope of engagement as presented to Spikes prior to entering into this Agreement provided that Company shall be entitled to change each Key Employee’s engagement terms in the ordinary course of business; and (ii) promptly notify Spikes if the Key Employee (a) terminates his engagement with Company for any reason, or if his engagement with Company is terminated for any reason, and/or (b) changes his engagement status (including shifting from providing services full-time to part-time), and/or (c) materially breaches the Undertaking, attached as Exhibit G hereto.

8.10.	Immediate Notices. As soon as practicable, and in any event within three (3) Business Days after the discovery of an Acceleration Event or the occurrence or existence of an event or circumstance that has or could reasonably be expected to result in an Acceleration Event (including as a result of the expiry of a grace period) (“Prospective Acceleration Event”), Company shall provide Spikes with written notice setting forth the facts relating to or giving rise to such Acceleration Event or Prospective Acceleration Event.

9.	NEGATIVE COVENANTS

From the date of this Agreement and until full repayment of the Repayment Amount pursuant to Section 3.2 above, Company, whether directly or through any of its Subsidiaries, will not do any of the following without the prior written consent of Spikes:

9.1.	Investments. Make any investments in, or payments or extend any loans or advances to, any Person other than in the ordinary course of Company’s or Subsidiary’s business as currently conducted.

9.2.	Acquisitions; Mergers; Exit Event. Acquire the shares or other equity interest in, or any assets of, any Person other than in the ordinary course of Company’s or Subsidiary’s business as currently conducted, or enter into any merger or consolidation with any Person or allow a Liquidation Event to occur. Notwithstanding the foregoing, (a) a Subsidiary of Company may merge or consolidate with another Subsidiary of Company, and (b) Company shall not be prohibited from taking any of the actions or transactions listed above in this Section 9.2 if the Repayment Amount and all other Obligations of the Company to Spikes are paid in full or within three (3) Business Days of the closing of the applicable transaction and this Agreement is terminated as a condition to the consummation of such action or the closing of such transaction. Without derogating from the foregoing, it is agreed that the Company shall not be required to receive Spikes’ prior consent with respect to an IPO in the NASDAQ Capital Marked, consummated by Company within 12 months following the Closing Date, in which the Company raises less than $30M and provided that ALL of the proceeds of such IPO are solely for the benefit of the Company. It is clarified that solely such IPO shall not be considered as a Liquidation Event for the purpose of this Agreement, including the Warrant.

9.3.	Distributions. Make payment (in cash or in kind) to holder(s) of any convertible promissory note of Company, or make any distributions or pay any dividends to any Person on account of any shareholdings or other equity ownership interest in Company or any Subsidiary, or make any payment on account of or in redemption, retirement or purchase of any shares or other equity ownership interest in Company or any Subsidiary, provided that as long as an Acceleration Event is not continuing, Company may make Permitted Distributions.

9.4.	Bonuses. Pay bonuses to any employee, director or consultant of the Company or its Subsidiaries unless (i) the amount of bonuses would not result in, or likely lead to, an Acceleration Event or insolvency of the Company or its Subsidiary, and (ii) the aggregate amount of bonuses in any fiscal year will not exceed the aggregate amount of bonuses paid in the last fiscal year prior to the Closing Date, or in case the Company revenues increased more than 25% over the prior fiscal year, aggregate bonuses may exceed 110% of the aggregate amount of bonuses paid in the prior fiscal year.

9.5.	Affiliate Transactions. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Company or any Subsidiary, except for transactions in the ordinary course of Company’s business, upon fair and reasonable terms that are no less favorable to Company than would be obtained in an arms-length transaction with a non-affiliated Person or non-subsidiary.

9.6.	Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Disposition”), or permit any of its Subsidiaries to Dispose, all or any part of its assets and properties, other than: (i) sale of inventory in the ordinary course of business; or (ii) granting of non-exclusive licenses and similar arrangements for the use of the property of Company or its Subsidiaries in the ordinary course of business.

9.7.	Subsidiaries. Sell any portion of any Subsidiary or create, form, or acquire any new direct or indirect Subsidiary of Company, other than forming a wholly owned subsidiary of Company, provided that Spikes will have (i) monthly bank statements of such fully owned subsidiary; and (ii) the Net Cash Receipts shall also include the Net Cash Receipts of such fully owned subsidiary.

9.8.	Corporate Changes. Company shall not, without the prior written consent of Spikes which shall not be unreasonably withheld, (i) change, or permit any Subsidiary to change, its state of incorporation or formation, or (ii) engage in, or permit any Subsidiary to engage in, any business other than the current Field of Business, (iii) terminate Key Employee’s employment with the Company for any reason, change or allow to change his employment scope (including shifting from working full-time to part-time) and/or amend, waive or terminate the Undertaking signed by the Key Employee.

9.9.	Indebtedness. Create, incur, assume or be liable for any Indebtedness, other than Permitted Indebtedness.

9.10.	Negative Pledge. (i) Create, incur, or allow to subsist any Security over any of the assets or properties of Company or any Subsidiary, except for Permitted Security, and (ii) assign or convey any right to receive income other than to a fully owned subsidiary of the Company.

9.11.	Subordinated Debt. Other than with respect to the Permitted Indebtedness, make any payment on any Subordinated Debt, except as permitted under any subordination agreement approved by and signed by Spikes governing any Subordinated Debt, or amend any provision in any document relating to a Subordinated Debt except to extend the maturity date.

9.12.	Change of Control. Allow there to occur any Change of Control unless Company provides advance written notice of such Change of Control to Spikes and, concurrently therewith, Company has paid Spikes in full for all Obligations, including, but not limited to, the Repayment Amount, and this Agreement is terminated as a condition to the consummation of such Change of Control.

10.	ACCELERATION EVENTS

10.1.	Acceleration Events. Each of the following events or circumstances shall constitute an “Acceleration Event” under this Agreement and the other Transaction Documents, if not cured within five (5) Business Days following written notice by Spikes to Company on such event, or within three (3) Business Days in the case of a payment default as described in Section 10.1(a) below:

a.	Company’s failure to pay all or any part of the amounts due under this Agreement or the other Transaction Documents on the date such amount is due and payable;

b.	Company’s failure to comply with any agreement, term or covenant set forth in this Agreement or any other Transaction Document;

c.	Company’s breach of any agreement to which Company is a party or by which it is bound pursuant to which Company has incurred Indebtedness in an aggregate amount in excess of the Threshold Amount;

d.	Company’s failure to comply with any material Legal Requirements necessary or appropriate to the conduct of its business;

e.	the occurrence of an Insolvency Event;

f.	any representation or statement made or deemed to be made by Company in this Agreement or the other Transaction Documents or any other document delivered by or on behalf of Company under or in connection with this Agreement or the other Transaction Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

g.	Any Imposition of expropriation or attachment, lien (other than Permitted Security), or execution or any analogous process in any jurisdiction affects any asset or assets of Company;

h.	Company suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as part of any disposal allowed under this Agreement;

i.	(i) it is or becomes unlawful for Company to perform any of its obligations under any Transaction Document; (ii) any obligation or obligations of Company under any Transaction Document are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of Spikes under the Transaction Documents; or (iii) any Transaction Document ceases to be in full force and effect;

j.	a judgment or judgments for the payment of money in an aggregate amount in excess of the Threshold Amount shall be entered against Company;

k.	the occurrence or existence of any event or circumstance that has or could reasonably be expected to have a Material Adverse Effect;

l.	Key Employee: (i) any material breach of Key Employees’ Undertaking, attached as Exhibit G, (ii) if a Key employee resigns from his/her employment with Company for any reason or his/her employment with Company is terminated for any reason or if Company materially changes Key Employee’s employment status (including shifting from working full-time to part-time) without Spikes prior written consent; (iii) If Company materially amends, waives or terminates the Key Employees’ Undertakings (Exhibit G) without prior written consent from Spikes;

m.	the ADI for the Account is cancelled or otherwise ceases to be full force and effect; or

n.	the occurrence of any of the events and circumstances set out in this Section 10.1 to any Subsidiary of Company.

10.2.	Acceleration. On and at any time after the occurrence of an Acceleration Event Spikes shall have the right by written notice to Company to:

a.	cancel any commitment of Spikes to provide funding under the Transaction Documents whereupon they shall immediately be cancelled;

b.	declare that all or part of the unpaid balance of the Repayment Amount and all other Obligations be immediately due and payable, whereupon they shall become immediately due and payable;

c.	date the Note and present the Note to any competent court or execution office for immediate collection; and/or

d.	exercise any or all of its rights, remedies, powers or discretions under the Transaction Documents and applicable law.

11.	INDEMNITY; EXPENSE REIMBURSEMENT

11.1.	Indemnity. Company shall indemnify and hold Spikes harmless from any claim, obligation or liability (including without limitation reasonable attorneys’ fees and expenses) arising out of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, including any claim, obligation or liability arising before, after or in connection with an Insolvency Event, other than claims or liabilities caused by Spikes’ gross negligence or willful misconduct. The indemnity obligation hereunder shall survive the termination of this Agreement until all applicable statute of limitation periods as to actions that may be brought against Spikes have run.

11.2.	Expense Reimbursement. Company shall, within three (3) Business Days of written demand, pay Spikes all fees, costs and expenses (including attorneys’ fees and costs) incurred in connection with the enforcement of, or the preservation of any rights under, this Agreement and with any proceedings instituted by or against Spikes as a consequence of it entering into this Agreement or enforcing its rights.

12.	NOTICES

Unless otherwise provided in this Agreement, all communications, documents, notices or demands by any party relating to this Agreement or any other Transaction Document shall be in writing and (except for financial statements and other informational documents which may be sent by registered mail, postage prepaid) shall be personally delivered or sent by electronic mail to the electronic mail address of the party set forth below, or sent by a recognized overnight delivery service, registered mail, postage prepaid, return receipt requested, to Company or to Spikes, as the case may be, at its addresses below:

If to Spikes:	If to Company:
IBI Spikes Ltd.	Beamr Imaging Ltd.
Address: 9 Ahad Ha’am St. POB 29161, Tel Aviv, Israel 6129101	Address: 10 Hamenofim Street, Herzeliya Pituach 4672561, Israel
Attention: Mr. Gideon Zigelman, CEO	Attention: Mr. Sharon Carmel, CEO
Telephone No.:	Telephone No.:
Email: mailto:	Email:
with a copy (which shall not constitute notice) to: Adv. Oren Ofek Oren_O@IBI.co.il	with a copy (which shall not constitute notice) to: Ronen Kantor: rkantor@dtkgg.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice given in the manner provided for herein. Any communication, document, notice or demand made or delivered by one Person to another under this Agreement will be effective: (i) if personally delivered, on the date delivered; (ii) if sent by registered mail, five Business Days after being deposited in the post postage prepaid in an envelope addressed to the intended recipient; and (iii) if by electronic mail, when received in legible form and without any out of office or other similar reply.

13.	MISCELLANEOUS

13.1.	Assignments.

a.	Spikes may assign or transfer all or any part of its rights and obligations under this Agreement and the other Transaction Documents, including grant a participation of any interest in or pledge any rights and/or obligations under this Agreement and/or the other Transaction Documents (collectively, “Transfer”), to any Person or Persons, in each case, without the consent of, Company and in such event Spikes will provide a prior notice to Company. Company shall fully cooperate with Spikes on any Transfer, including at Spikes’ request (i) promptly take all actions and provide all information, confirmations and documents (including corporate resolutions) that, at Spikes’ sole discretion, are required or desirable in order to facilitate any Transfer; and (ii) deliver a new ADI duly executed by Company and approved by the relevant account bank in relation to the Account. Spikes may disclose any information or documents provided to it under this Agreement and the other Transaction Documents, including any financial, regulatory or business information, to any Person to (or through) whom it Transfers (or may potentially Transfer) all or any of its rights and/or obligations under this Agreement and the other Transaction Documents and to any of that Person’s Affiliates, representatives and professional advisors.

b.	Company may not Transfer any right or obligation under this Agreement and/or the other Transaction Documents without Spikes’ prior written consent.

13.2.	Application of Payments. All payments received or recovered by Spikes shall be applied first to Obligations consisting of Spikes expenses and any other amount not constituting Default Interest or the Repayment Amount, second to Obligations consisting of Default Interest (if any), and last to Obligations consisting of the Repayment Amount; provided however, that following an Acceleration Event, Spikes has the exclusive right to determine the order and manner in which all payments with respect to the Obligations will be applied.

13.3.	Confidentiality.

a.	Each party (“Recipient”) may have access to certain non-public, proprietary, competitively sensitive, or private information and materials of the other Party (“Discloser”), whether in tangible or intangible form (“Confidential Information”). The Recipient shall not disclose the Discloser’s Confidential Information to any third party, except to its directors, managers, employees, consultants, advisers, agents and investors on a need-to-know basis, subject to substantially similar written confidentiality undertakings) (collectively, “Representatives”). Recipient shall be responsible and liable for any acts or omissions of its Representatives with respect to the Discloser’s Confidential Information. Recipient shall take commercially reasonable measures, at a level at least as protective as those taken to protect its own Confidential Information of like nature (but in no event less than a reasonable level), to protect the Discloser’s Confidential Information within its possession or control, from disclosure to a third party. The Recipient shall use the Discloser’s Confidential Information solely for the purposes expressly permitted under this Agreement. In the event that Recipient is required to disclose Confidential Information of the Discloser pursuant to any Law, regulation, or governmental or judicial order, the Recipient will, to the extent permitted by applicable law: (a) promptly notify Discloser in writing of such Law, regulation or order; (b) reasonably cooperate with Discloser in opposing such disclosure at Discloser’s sole expense; (c) only disclose to the extent required by such Law, regulation or order (as the case may be). Upon expiration or termination of this Agreement, or otherwise upon written request by the Discloser, the Recipient shall promptly return to Discloser, or if so requested by Discloser, destroy, Discloser’s Confidential Information which is in the possession of the Recipient and/or its Representatives and/or that has been provided to them and any copies thereof (or if embodied electronically, permanently erase it), and certify compliance in writing. Notwithstanding the foregoing, Recipient may retain any Confidential Information as may be required by law, rule or regulation or by any competent judicial, governmental, supervisory, regulatory or similar body having authority or in accordance with its internal policies (for backup purposes only), or where the Confidential Information is contained on the servers of Recipient pursuant to ordinary computer back-up operations.

b.	Each party undertakes to keep this Agreement and the other Transaction Documents (including the contents hereof and thereof) in strict confidence, and not to divulge the terms thereof to any Person except as necessary to its Representatives, and each party shall remain liable at all times for any acts and/or omissions, in contradiction or violation of this Section 13.3, of Representatives. Notwithstanding, the Company shall be entitled to disclose the terms of this Agreement to potential investors and financers as part of a due diligence process, subject to such potential investor or financer entering into a non-disclosure agreement with the Company, and the Company shall be entitled to disclose the terms of this Agreement (and also provide a copy of such Agreement) to the extent required as part of its initial public offering documentation filed with the United States Securities and Exchange Commission and published as required by applicable laws. Each party confirms that a breach of this undertaking may result in irreparable and continuing damage to the other party for which there may be no adequate remedy at law, and therefore the other party shall be entitled to seek injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate) in any competent court. Nothing in this Agreement shall be construed as derogating from any right or remedy that a party may be entitled to under applicable law. This Section 13.3 shall survive termination of this Agreement.

13.4.	Privacy and Use of Information. Company confirms that it was notified that in accordance with the Israel Protection of Privacy Law of 1981 all of the information provided to Spikes will be used by Spikes in connection with this transaction and for the purpose of administering the funding pursuant to this Agreement, and that information provided to Spikes hereunder may be stored pursuant to all Legal Requirements in Spikes’ databases and subject to confidentiality and non-use undertakings, and Company hereby expressly consents to the forgoing.

13.5.	No Set-off by Company. All payments to be made by Company under this Agreement and the other Transaction Documents shall be calculated and made without (and free and clear of any deduction for) set-off, and Company hereby fully and finally waives any right of set-off.

13.6.	Currency. All payments to be made under the Transaction Documents shall be made in New Israeli Shekels (NIS) unless parties’ otherwise consent. If any amount is received or recovered by Spikes in a currency other than the currency it is payable in, Spikes may convert such currency to NIS using the foreign exchange conversion for same-day settlement made available to it by its account bank. Spikes shall not be liable for the rate so obtained and Company hereby fully and finally waives any claim, demand or cause of action it may have against Spikes in connection with such conversion.

13.7.	Accounts. Subject to applicable law and without derogating from each of the parties’ rights in any relevant procedure, in any litigation proceedings arising out of or in connection with this Agreement or the other Transaction Documents, the entries made in the accounts maintained by Spikes, as evidenced by Spikes’ written records, are prima facie evidence of the matters to which they relate.

13.8.	VAT. All amounts to be payable under this Agreement by Company to Spikes are exclusive of any VAT and accordingly if VAT is or becomes chargeable on any supply or service made by Spikes to Company under this Agreement, Company must pay to Spikes an amount equal to the amount of that VAT. For the avoidance of any doubt, the Company shall add VAT to the rev-share (תמלוגים) portion of Monthly Repayments and to any fee payable under this Agreement to Spikes.

13.9.	Amendments; Entire Agreement. This Agreement and the other Transaction Documents may be amended only by a written record signed by Spikes and Company. All prior agreements, understandings and negotiations are cancelled and superseded by this Agreement.

13.10.	Counterparts. This Agreement and the other Transaction Documents may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

13.11.	Severability. Each provision of this Agreement and the other Transaction Documents shall be severable from every other provision for the purpose of determining the legal enforceability of any specific provision. In the event that any provision of this Agreement or the other Transaction Documents is found to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

13.12.	Survival of Covenants, Representations and Warranties. All covenants, representations and warranties made in this Agreement and the other Transaction Documents shall continue in full force and effect so long as any Obligations hereunder remain outstanding.

13.13.	Spikes’ Authorization. Company authorizes Spikes to use Company’s name and/or logo in Spikes’ promotional material, including on Spikes’ web site.

13.14.	No Waiver. No failure to exercise, nor any delay in exercising, on the part of either party, of any right or remedy under the Transaction Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Transaction Documents, nor election to affirm any of Transaction Document on the part of either party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies in each Transaction Document are accumulative and not exclusive of any right or remedy provided by law.

13.15.	Governing Law; Jurisdiction. This Agreement and the other Transaction Documents (including any non-contractual obligations arising out of or in connection with this Agreement and/or the other Transaction Documents) shall be exclusively governed by and construed in accordance with the laws of the State of Israel, without giving effect to any conflict of laws principles thereof. The courts of Tel-Aviv Jaffa have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or the other Transaction Documents (including a dispute relating to the existence, validity, or termination of this Agreement or other Transaction Documents or any non-contractual obligation arising out of or in connection with this Agreement (“Dispute”)). The parties agree that the courts of Tel-Aviv Jaffa are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

13.16.	Termination. This Agreement shall be automatically deemed terminated, with no further actions required, at such time as Company has paid Spikes in full for all Obligations, including, but not limited to, the Repayment Amount; provided, however, that Sections 11, 13.3, 13.4, 13.10, 13.15 and 13.16. and any other provision of this Agreement that expressly survives termination shall continue and survive the termination of this Agreement.

***

[Signature Page Follows]

[Signature Page to Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first day above written.

/s/ Gideon Zigelman Tal Dori		/s/ Sharon Carmel
IBI SPIKES LTD.		Beamr Imaging Ltd.
By:	Gideon Zigelman and Tal Dori	By:	Sharon Carmel
Title:	CEO, Director	Title:	CEO

Attorney Confirmation

The undersigned, Adv. Ronen Kantor legal adviser to Beamr Imaging Ltd. (the “Company”) hereby confirm that that the Company is authorized to sign this Agreement and the signature of Mr. Sharon Carmel Israeli I.D number on behalf of the Company is in accordance with and pursuant to a resolution of the Company which was duly adopted and in accordance with the constituting documents of the Company, and such signatures are binding on the Company for all intent and purposes.

/s/ Ronen Kantor	5/7/2022
Name & Signature	Date

EXHIBIT A

DEFINITIONS

The following capitalized and bolded terms shall have the following meanings:

“Acceleration Date” means the date Spikes gives the Company a notice of acceleration pursuant to Section 10.2 of the Agreement.

“Affiliate” means, with respect to any Person, any Person that owns or controls (as defined in the Israel Securities Law of 1968) directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers and directors.

“Annual Calculation Period” means each 12 month period during the term of this Agreement, commencing as of the Closing Date.

“Arrangement Fee” means a non-refundable one-time fee of 1.5% of the Payment Amount plus VAT, which shall be deducted from the Payment Amount advanced to the Company.

“Business Day” means a day (other than a Saturday) on which banks are open for general business in Israel.

“Change of Control” means the occurrence of any of the following events or circumstances:

(a)	the beneficial shareholders of Company at the Closing Date, taken together, cease to hold, directly or indirectly: (i) more than fifty percent (50%) of the outstanding capital shares or other means of control of Company; or (ii) the issued shares or other means of control having the right to cast more than fifty percent (50%) of the votes capable of being cast in general meetings of Company; or

(b)	the beneficial shareholders of Company at the Closing Date cease, directly or indirectly, cease to have the power (whether by way of ownership or shares, proxy, contract, agency or otherwise) to appoint or remove all or the majority of the directors or managers or other equivalent authorized persons or officers of Company.

“Closing Date” means the date this Agreement is signed by both Parties.

“Default Interest Rate” means (a) during the period from the Closing Date and until the earlier of the Final Repayment Date or the Acceleration Date (as applicable), 9% per annum; and (b) during the period commencing on the earlier of the Final Repayment Date or the Acceleration Date (as applicable) and until all Obligations have been fully and finally paid to Spikes, 13% per annum, but in no event more than the maximum amount permitted under the applicable law.

“Designated Officer” means an officer or manager of Company that Company’s board of directors or comparable governing body has authorized to act for Company. Company may identify specific individuals as “Designated Officers” on a form Spikes provides from time to time for that purpose.

“Final Repayment Date” means January 5, 2026, i.e. 42nd month anniversary following the Closing Date.

“Governmental Authority” means the government of any jurisdiction, or any political subdivision thereof, whether provincial, state or local, and any department, ministry, agency, instrumentality, authority, body, court, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indebtedness” means:

(a)	all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation, reimbursement and other obligations with respect to surety bonds and letters of credit;

(b)	all obligations evidenced by notes, bonds, debentures or similar instruments;

(c)	all capital lease obligations;

(d)	all contingent obligations (to be deemed the amount equal to the maximum reasonably anticipated liability or stated amount of the primary obligation in respect of which such contingent obligation is made), including but not limited to, any direct or indirect liability, contingent or otherwise, with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by Company (or in respect of which Company is otherwise directly or indirectly liable); (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued for the account of Company; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect Company against fluctuation in interest rates, currency exchange rates or commodity prices; or

(e)	any sale, assignment, promise, pledge or commitment of future sales proceeds in exchange for money, property or services.

“Insolvency Event” means:

(a)	Company (i) is unable or admits inability to pay its debts as they fall due, (ii) is deemed to, or is declared to, be unable to pay its debts under applicable law, (iii) suspends or threatens to suspend making payments on any of its debts, (iv) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness, or (v) is or becomes subject to any Insolvency Proceedings;

(b)	the value of the assets of the Company is less than its liabilities (taking into account contingent and prospective liabilities) and, as a result, it is deemed insolvent under any applicable law; or

(c)	a moratorium is declared in respect of any Indebtedness of Company (including a stay of proceedings pursuant to the Israel Insolvency and Rehabilitation Law of 2018).

“Insolvency Proceedings” means any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any Indebtedness, an application for a stay of proceedings, commencement of proceedings (as defined in the Israel Insolvency and Rehabilitation Law of 2018), winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of Company;

(b)	a composition, compromise, assignment or arrangement with any creditor of Company;

(c)	the appointment of a permanent or temporary liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of Company or any of its assets or properties;

(d)	enforcement of any Security over any assets or properties of Company; or

(e)	any analogous procedure or step taken in any jurisdiction.

“Key Employee” means Mr. Sharon Carmel

“Legal Requirements” means any statute, ordinance, code, law, rule, regulation, order or other requirement, standard, procedure enacted, adopted or applied by any Governmental Authority, including, decisions, orders, writs, awards, or injunctions of an arbitrator or a court or other Governmental Authority.

“Liquidation Event” means any one of the following:

(a)	the sale or other disposition of all or a majority of the Company’s assets (including the licensing or sale of a material portion of Company’s intellectual property);

(b)	(i) the termination of employment of Company’s Key Employee(s), or (ii) the termination of employment of the majority of the senior level management and/or other employees with direct knowledge of, access to or possession of Company’s material trade secrets, source code or other confidential intellectual property;

(c)	a merger, consolidation or similar transaction, following which the Company is not the surviving entity;

(d)	a merger, consolidation or similar transaction that results in the conversion or exchange of the Company’s outstanding shares or other means of control into other property, whether in the form of securities, cash or otherwise;

(e)	a winding up or dissolution of Company or Company’s business that provides for the distribution of cash or other property to Company’s shareholders; or

(f)	a merger, consolidation or similar transaction involving (directly or indirectly) Company that results in Company’s shareholders having, directly or indirectly, less than a majority of the combined outstanding voting power of the surviving entity; or

(g)	an Initial Public Offering of the Company and/or its Subsidiary (an “IPO”).

.

“Material Adverse Effect” means a material adverse change, that affects the Company’s ability to pay any outstanding amounts related to this Agreement when due, in (i) the business operations, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole, or (ii) the ability of Company to repay the Repayment Amount or otherwise perform its Obligations under the Transaction Documents, or (iii) the rights or remedies of Spikes under any Transaction Document.

“Monthly Repayments” means consecutive monthly payments equal to the Net Cash Receipts multiplied by the Royalty Rate, payable by Company to Spikes until such time as Spikes receives the Repayment Amount (as defined below), provided however, that Company’s first Monthly Repayment shall be based on a prorated amount of the Net Cash Receipts from the month in which the Closing Date occurs, calculated by first multiplying the Net Cash Receipts by the Royalty Rate and then multiplying the resulting sum by a fraction, the numerator of which shall be the number of days from the Closing Date to the end of such month and the denominator of which shall be the total number of days in such month.

“Net Cash Receipts” means Company’s and its Subsidiaries’ cash receipts (gross collected revenues), after refunds and paid product returns, from all sales of products or services, and licensing of products (including prepaid licenses). Net Cash Receipts shall include all types of income which are classified by Company as revenue.

“Obligations” means all amounts due or that become due by reason of this Agreement, including without limitation the Repayment Amount, Default Interest, the Arrangement Fee and Spikes Expenses by Company to Spikes under the Transaction Documents.

“Payment Amount” an aggregate amount of NIS 3,114,000

“Permitted Distributions” means ______________.

“Permitted Indebtedness” means:

(a)	Indebtedness of Company in favor of Spikes arising under the Transaction Document;

(b)	an Indebtedness of Company secured by a lien described in clause (c) of the defined term “Permitted Security”, provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(c)	Subordinated Debt;

(d)	Indebtedness to Company’s trade creditors incurred in the ordinary course of Company’s business; or

(e)	Indebtedness owing to banks and commercial lending institutions on terms acceptable to Spikes.

“Permitted Security” means:

(a)	any Security on Company’s assets or properties existing on the Closing Date and disclosed in writing to Spikes on or before the Closing Date (excluding Securities to be satisfied with the proceeds of the Payment Amount);

(b)	liens for taxes or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Company maintains adequate reserves;

(c)	purchase money liens (i) on equipment acquired or held by Company incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the lien is confined to such equipment and the proceeds of the equipment;

(d)	leases or subleases and licenses or sublicenses granted in the ordinary course of Company’s business; or

(e)	a lien a bank may have over an account held with such bank pursuant to its general banking conditions, provided such right of lien only secures Permitted Indebtedness.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Repayment Amount” means an aggregate amount of NIS 4,172,760

“Royalty Rate” means the Tier 1 Royalty Rate or Tier 2 Royalty Rate, as applicable.

“Security” means a mortgage, charge (whether fixed or floating), pledge, lien, assignment, hypothecation, cautionary note, right to acquire (including an option or a right of preemption), deposit arrangement, encumbrance, conditional sale, title retention, preferential right, priority, trust arrangement or other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect.

“Subordinated Debt” means any debt of Company (including any debt owing by Company to its shareholders) that is subject to a subordination agreement in favor of Spikes in form and substance satisfactory to Spikes and on terms acceptable to Spikes.

“Subsidiary” means at any time during the term of this Agreement, any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the shares or other means of control which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Company, either directly or through an Affiliate of Company.

“Threshold Amount” means 25% of the Repayment Amount.

“Tier 1 Royalty Rate” means 12.2%of Net Cash Receipts for the preceding calendar month until cumulative Net Cash Receipts for the Annual Calculation Period are equal to the Tier 1 Annual Royalty Rate Cap.

“Tier 1 Annual Royalty Rate Cap” means NIS 11,418,000 (or its equivalent in other currency).

“Tier 2 Royalty Rate” means, after the Company has made cumulative payments to the Spikes during any Annual Calculation Period on Net Cash Receipts equal to the Tier 1 Annual Royalty Rate Cap, 4.75% of Net Cash Receipts for the preceding calendar month for the remainder of such Annual Calculation Period.

“Transaction Documents” means this Agreement, the Note and all Exhibits, Schedules, Appendices, Attachments, and other documents attached hereto, and any modification or amendment thereof.

EXHIBIT B

Financial Accounts & the Account Subject to ADI

[Intentionally omitted pursuant to Regulation S-K, Item 601(a)(5)]

B-1

EXHIBIT C

Form of Note

Date: _________________

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, [_________________], company incorporated and existing under the laws of the State of Israel with company no. [_________________] (the “Company”), hereby promises to pay to the order of IBI Spikes Ltd., a company incorporated and existing under the laws of the State of Israel with company no. 51-626743-2 (the “Spikes”), upon demand from Spikes, the sum of NIS [_________________] (the “Repayment Amount”) pursuant to a certain Funding Agreement, to which this Promissory Note is attached as an exhibit, signed between the Company and Spikes on [___________] as may be amended or modified from time to time (the “Agreement”). Default Interest (as defined in the Agreement) shall be added to the Repayment Amount in accordance to the terms of the Agreement.

The Repayment Amount (and any Default Interest) is to be paid to Spikes’ account at: Bank Hapoalim, account number: or such other location as Spikes may designate in writing to the Company.

Payment of the Repayment Amount (and any Default Interest) by the Company shall not be the subject of any set-off, withholding or counterclaim by the Company for any reason whatsoever and the Company hereby fully and finally waives any right to the same.

This Promissory Note is unconditional, unlimited in time and assignable by Spikes.

The Company hereby expressly waives releases and exempts Spikes from any and all obligations that are imposed on a holder of a promissory note under applicable law, including presentment, protest and notice of protest, demand and notice of demand, and nonpayment and notice of nonpayment of this Promissory Note, and expressly agrees that this Promissory Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of the Company. Furthermore, the Company hereby waives any and all rights and defenses vested in it under the Israeli Bills Ordinance [New Version] (“Bills Ordinance”), including specifically any prescription claim pursuant to section 96 of the Bills Ordinance, and/or under any other provisions of any other applicable law.

The Company represents to Spikes that it has full power, authority and legal right to execute and deliver this Promissory Note and that the debt hereunder constitutes a valid and binding obligation of the Company.

This Promissory Note may be amended or modified only by a written document signed by the Company and Spikes.

This Promissory Note shall be governed in accordance with the laws of the State of Israel.

[Name of Company]

By:

Title:

Attorney Confirmation

The undersigned, Adv. ___________________ legal adviser to ________________ (the “Company”) hereby confirm that that the Company is authorized to sign this Promissory Note and the signature of __________________Israeli I.D number/Passport number _________________and of _________________ Israeli I.D number/Passport number __________________ on behalf of the Company is in accordance with and pursuant to a resolution of the Company which was duly adopted and in accordance with the constituting documents of the Company, and such signatures are binding on the Company for all intent and purposes.

Name & Signature	Date

C-1

EXHIBIT D

Intellectual Property Description; Domain List Names

[Intentionally omitted pursuant to Regulation S-K, Item 601(a)(5)]

D-1

EXHIBIT E

Subsidiaries

Beamr Inc- USA

Beamr Imaging RU- Russia

E-1

EXHIBIT F

Company’s Board Resolution

F-1

EXHIBIT G

Key Employee Undertaking

[Intentionally omitted pursuant to Regulation S-K, Item 601(a)(5)]

G-1

Exhibit H

Spikes’ Account

[Intentionally omitted pursuant to Regulation S-K, Item 601(a)(5)]

H-1

Exhibit H

Warrant

H-2